EXHIBIT 99.1

For Immediate Release	Contact:	Investor Relations at
Janel World Trade
(404) 261-1196
IR@Janelgroup.net

Janel World Trade Ltd. REPORTS Fiscal YEAR END 2012 RESULTS

COMPANY FOCUSED ON CORE TRANSPORTATION LOGISTICS AND RETURNING TO PROFITABILITY

JAMAICA, NY – January 7, 2013 -- Janel World Trade, Ltd. (OTC BB:  JLWT), a full-service global provider of integrated transportation logistics, announced today the financial results for its quarter and fiscal year ended September 30, 2012.

Fourth Quarter Results

For the three months ended September 30, 2012, Janel reported revenue of $29,250,331 an increase of $2,455,909 or 9.2% compared to the three months ended September 30, 2011.

For the three months ended September 30, 2012, and after an income tax expense of $1,559,028 mainly to fully provide for a valuation allowance against the deferred tax asset for the quarter, the Company reported a net loss of $(1,818,861) or $(0.08) per fully diluted share, compared to the prior year reported net loss of $(278,373), or $(0.01) per fully diluted share. The loss from continuing operations before income taxes for the three months ending September 30, 2012 was $(32,942), an improvement of $182,008 or 85% when compared to the prior year net loss from continuing operations before income taxes of $(214,950).

Fiscal Year End Results

For the fiscal year ended September 30, 2012, Janel reported revenue of $98,702,647 an increase of $306,030 or 0.3% compared to fiscal year ended September 30, 2011.

For the fiscal year ended September 30, 2012, and after an income tax expense of $1,221,304 mainly to fully provide for a valuation allowance against the deferred tax asset (net of tax credits recorded during the fiscal year), the Company reported a net loss of $(2,678,716) or $(0.12) per fully diluted share, compared to the prior year reported net loss of $(657,697), or $(0.03) per fully diluted share. The loss from continuing operations before income taxes for the fiscal year ending September 30, 2012 was $(790,086) compared to the prior year net loss from continuing operations before income taxes of $(573,300).

Review and Outlook

 “We are encouraged with our results for the quarter ended September 30, 2012” said James N. Jannello, Executive Vice President and Chief Executive Officer. “For the three months, income from continuing operations, excluding the one-time income pick-up associated with the change in the fair value of contingent consideration, was $51,537 an improvement of $235,675 compared to a loss from continuing operations of $(184,138) in the prior year. This is the second consecutive quarter where we have seen improvement in our transportation logistics operations over the corresponding prior fiscal year periods, and we plan to continue to build on our financial turnaround as we move forward.”

Jannello concluded, “With the recent investments in our freezer and cold storage capabilities, we anticipate a healthy expansion in warehouse business with our current customers as well as attracting new customers. Looking ahead, and in the very short term, we are working to raise additional capital in order to grow the transportation logistics segment to profitability.”

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel World Trade, Ltd.

Janel World Trade, Ltd. is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, and Atlanta) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel World Trade, Ltd.'s headquarters is located in Jamaica, New York, adjacent to the JFK International Airport, and its common stock is listed on the OTC Bulletin Board under the symbol "JLWT". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel World Trade

(404) 261-1196

IR@janelgroup.net

  JANEL WORLD TRADE LTD. AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	THREE MONTHS ENDED		YEAR ENDED
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)	(unaudited)	(audited)	(audited)

REVENUES	$29,250,331	$26,794,422	$98,702,647	$98,396,617
COST AND EXPENSES:
Forwarding expenses	26,526,103	24,563,406	88,776,713	88,868,466
Selling, general and administrative	2,566,446	2,320,194	10,114,204	9,630,818
Depreciation and amortization	106,245	94,960	392,837	337,707
Change in fair value of contingent consideration	(1,129,650)	-	(1,129,650)	-
TOTAL COSTS AND EXPENSES	28,069,144	26,978,560	98,154,104	98,836,991

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,181,187	(184,138)	548,543	(440,374)
OTHER ITEMS:
Impairment loss	(1,167,070)	-	(1,167,070)	-
Interest and dividend income	3	957	1,647	4,089
Interest expense	(47,062)	(31,769)	(173,206)	(137,015)
TOTAL OTHER ITEMS	(1,214,129)	(30,812)	(1,338,629)	(132,926)
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(32,942)	(214,950)	(790,086)	(573,300)
Income taxes (credits)	1,559,028	(85,356)	1,221,304	(228,045)
NET LOSS FROM CONTINUING OPERATIONS	$(1,591,970)	$(129,594)	$(2,011,390)	$(345,255)
Loss from discontinued operations, net of tax	(226,891)	(148,779)	(667,326)	(312,442)
NET LOSS	$(1,818,861)	$(278,373)	$(2,678,716)	$(657,697)
Preferred stock dividends	3,750	3,750	15,000	15,000
NET LOSS AVAILABLE TO COMMON
SHAREHOLDERS	$(1,822,611)	$(282,123)	$(2,693,716)	$(672,697)
OTHER COMPREHENSIVE INCOME NET OF TAX:
Unrealized gain (loss) from available for sale securities	$2,180	$(11,220)	$12,968	$(2,694)
TOTAL COMPREHENSIVE LOSS	$(1,820,431)	$(293,343)	$(2,680,748)	$(675,391)
Basic earnings (loss) per share:
Continuing operations	$(0.07)	$-	$(0.09)	$(0.02)
Discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.01)
Total	$(0.08)	$(0.01)	$(0.12)	$(0.03)
Diluted earnings (loss) per share:
Continuing operations	$(0.07)	$-	$(0.09)	$(0.02)
Discontinued operations	$(0.01)	$(0.01)	$(0.03)	$(0.01)
Total	$(0.08)	$(0.01)	$(0.12)	$(0.03)
Basic weighted average number of shares outstanding	21,732,192	20,982,192	21,705,553	20,884,602
Fully diuted weighted average number of shares outstanding	23,367,442	22,617,442	23,340,803	22,726,099

See notes to these consolidated financial statements included in the Company's Form 10-K

  CONSOLIDATED BALANCE SHEETS

	June 30, 2012	September 30, 2011
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$773,868	$474,755
Accounts receivable, net of allowance for doubtful
accounts of $325,335 and $289,547, respectively	5,631,413	5,861,779
Marketable securities	65,568	52,352
Loans receivable - officers	-	92,817
Prepaid expenses and sundry current assets	128,210	114,835
Tax refund receivable	-	148,000
Assets in discontinued operations	-	635,484
TOTAL CURRENT ASSETS	6,599,059	7,380,022

PROPERTY AND EQUIPMENT, NET	511,403	459,850
OTHER ASSETS:
Intangible assets, net	1,821,526	3,271,649
Security deposits	167,049	97,299
Deferred income taxes	-	1,184,003
TOTAL OTHER ASSETS	1,988,575	4,552,951

TOTAL ASSETS	$9,099,037	$12,392,823
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$1,601,336	$951,335
Note payable - other	-	100,000
Accounts payable - trade	4,450,252	4,536,815
Accrued expenses and other current liabilities	670,070	415,577
Current portion of long-term debt - bank	84,280	86,360
Current portion of long-term debt - related party	-	249,618
Liabilities in discontinued operations	-	325,601
TOTAL CURRENT LIABILITIES	6,805,938	6,665,306

LONG-TERM DEBT - BANK	221,620	298,625
LONG-TERM DEBT - RELATED PARTY	-	826,666
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	300,188	1,203,859

STOCKHOLDERS' EQUITY	1,992,911	4,523,658
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,099,037	$12,392,823

See notes to these consolidated financial statements included in the Company's Form 10-K